NEWS RELEASE

25 Sawyer Passway ● Fitchburg, Massachusetts 01420

Exhibit 99.01

FOR IMMEDIATE RELEASE

Micron Solutions, Inc. Reports
2018 First Quarter Results

FITCHBURG, MA, May 15, 2018 – Micron Solutions, Inc. (NYSE American: MICR) (the “Company”), a diversified contract manufacturing organization, through its wholly-owned subsidiary, Micron Products, Inc., producing highly-engineered, innovative components requiring precision machining and injection molding, announced results for its first quarter ended March 31, 2018.

The Company reported that Adjusted EBITDA(1) for the first quarter ended March 31, 2018 was $350 thousand, an improvement of $102 thousand compared to the first quarter of 2017.  This was a $0.02 improvement in loss per share in the quarter ended March 31, 2018 compared with the same quarter in 2017.

First Quarter 2018 Review

$ In thousands	Q1 2018	Q1 2017	$ Change	% Change
Net sales	$5,119	$5,265	$(146)	(2.8%)
Gross profit	$731	$738	$(7)	(0.9%)
Gross margin	14.3%	14.0%
Net loss	$(180)	$(214)	$34
Diluted loss per share	$(0.06)	$(0.08)	$0.02

While net sales and gross profit declined slightly in the first quarter of 2018, the Company decreased its net loss by 16% compared to the same period in the prior year.  The decrease in net sales was due to lower net sales of thermoplastic injection molded products, partly offset by increases in net sales from sensors, as well as orthopedic implant components and instruments.

“The Company improved Adjusted EBITDA(1) in the first quarter as it continues to reduce operating expenses and improve gross margins.  In addition, the Company’s total debt (including subordinated debt) decreased by $721 thousand in the first quarter, which is a direct result of reduced capital expenditures and continuing improvements in operating results.  We continue to be encouraged by the amount of new activity in our sales pipeline, especially in the medical and defense markets.”

(1)See attached table for additional important disclosures regarding the Company’s use of Adjusted EBITDA, as well as a reconciliation of net loss from operations to Adjusted EBITDA.

Recent Accomplishments:

•	The Company entered into a five-year supply agreement with a large sensor customer.
•	The Company completed several new molds for injection molded products.
•

The Company successfully shipped its first orders of assembled and packaged Skintact® line of ESICLIP® medical device components for a European based customer.  The parts are entirely fabricated at Micron Products and drop-shipped to customers worldwide.

•	The Company has received its first orders for precision machined products used by the U.S. Navy.
•	The Company reduced total debt by $721 thousand in the first quarter of 2018, including discharging the Company’s subordinated debt.

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Micron Solutions, Inc. Reports 2018 First Quarter Results

May 15, 2018

Outlook:

“The outlook is excellent for new opportunities from medical and defense customers.  Micron has demonstrated the unique ability to injection-mold and precision-machine very close tolerance components. These capabilities have strong appeal to manufacturers who require geometric tolerances and features not typically capable with injection molding alone.  Based on this outlook, the Company expects that revenue and EBITDA will continue to improve in 2018,” concluded Mr. Emma.

About Micron Solutions, Inc.

Micron Solutions, Inc., through its wholly-owned subsidiary, Micron Products, Inc., is a diversified contract manufacturing organization that produces highly-engineered, innovative medical device components requiring precision machining and injection molding.  The Company also manufactures components, devices and equipment for military, law enforcement, industrial and automotive applications.  In addition, the Company is a market leader in the production and sale of silver/silver chloride coated and conductive resin sensors used as consumable component parts in the manufacture of integrated disposable electrophysiological sensors.  The Company’s strategy for growth is to build a best-in-class contract manufacturer with a specialized focus on plastic injection molding and highly-engineered medical devices and components requiring precision machining.

The Company routinely posts news and other important information on its websites:

http://www.micronsolutionsinc.com and http://www.micronproducts.com

Safe Harbor Statement

Forward-looking statements made herein are based on current expectations of Micron Solutions, Inc. (“our” or the “Company”) that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to obtain and retain order volumes from customers who represent significant proportions of net sales; our ability to maintain our pricing model, offset higher costs with price increases and/or decrease our cost of sales; variability of customer delivery requirements;  the level of and ability to generate sales of higher margin products and services; our ability to manage our level of debt and provisions in the debt agreements which could make the Company sensitive to the effects of economic downturns and limit our ability to react to changes in the economy or our industry; failure to comply with financial and other covenants in our credit facility; reliance on revenues from exports and impact on financial results due to economic uncertainty or downturns in foreign markets; volatility in commodity and energy prices and our ability to offset higher costs with price increases; continued availability of supplies or materials used in manufacturing at competitive prices; variations in the mix of products sold; continued availability of supplies or materials used in manufacturing at competitive prices; and the amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources.  More information about factors that potentially could affect the Company's financial results is included in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more information, contact:

Derek T. Welch

Chief Financial Officer

978.345.5000

FINANCIAL TABLE FOLLOWS.

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Micron Solutions, Inc. Reports 2018 First Quarter Results

May 15, 2018

MICRON SOLUTIONS, INC.

EBITDA RECONCILIATION (1)

($ in thousands)

	Three Months Ended
	March 31,
	2018	2017
Net loss	$(180)	$(214)
Other (income) expense	(9)	(24)
Interest expense	97	64
Depreciation and amortization	396	396
Share-based compensation	34	26
Non-recurring consulting and other expenses	12	—
Adjusted EBITDA	$350	$248
Adjusted EBITDA margin %	6.8%	4.7%

(1) Non-GAAP Financial Measures

In addition to reporting net loss, a U.S. generally accepted accounting principle (“GAAP”) measure, this news release contains information about Adjusted EBITDA (income from continuing operations adjusted for income taxes, other income and expense, interest, depreciation and amortization, share-based compensation expense and certain non-recurring charges), which is a non-GAAP measure.  Share-based compensation includes directors fees paid by means of stock grants versus cash.  The Company believes Adjusted EBITDA allows investors to view its performance in a manner similar to the methods used by management and provides additional insight into its operating results.  Adjusted EBITDA is not calculated through the application of GAAP.  Accordingly, it should not be considered as a substitute for the GAAP measure of net loss and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

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